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JETBLUE ANNOUNCES 2013 ANNUAL PROFIT
JetBlue Reports Record Fourth Quarter and Full Year Profits

NEW YORK (January 29, 2014) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2013:

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Operating income of $115 million in the fourth quarter. This compares to operating income of $44 million in the fourth quarter of 2012. For the full year 2013, JetBlue reported operating income of $428 million. This compares to operating income of $376 million for the full year 2012.

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Pre-tax income of $77 million in the fourth quarter. This compares to pre-tax income of $1 million in the fourth quarter of 2012. For the full year 2013, JetBlue reported pre-tax income of $279 million. This compares to a pre-tax income of $209 million for the full year 2012.

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Net income for the fourth quarter was $47 million, or $0.14 per diluted share. This compares to JetBlue’s fourth quarter 2012 net income of $1 million, or $0.00 per diluted share. For the full year 2013, JetBlue reported net income of $168 million, or $0.52 per diluted share. This compares to net income of $128 million, or $0.40 per diluted share for the full year 2012.

“Our record fourth quarter results top off an excellent 2013 for JetBlue,” said Dave Barger, JetBlue’s Chief Executive Officer. “Thanks to the hard work of our 15,000 crewmembers delivering a differentiated product to our customers, margins improved as we continued to pursue profitable growth opportunities while maintaining competitive costs. As we enter 2014, we believe we are well positioned to build on our 2013 success.”
Operational Performance
JetBlue reported record fourth quarter operating revenues of $1.4 billion. Revenue passenger miles for the fourth quarter increased 7.1% to 8.7 billion on a capacity increase of 8.3%, resulting in a fourth quarter load factor of 80.9%, a decrease of 1.0 point year over year.
Yield per passenger mile in the fourth quarter was 14.35 cents, up 6.5% compared to the fourth quarter of 2012. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2013 increased 5.3% year over year to 11.62 cents and operating revenue per available seat mile (RASM) increased 5.6% year over year to 12.77 cents.

“We continue to be pleased with strong revenue performance throughout our network as we continue to generate a revenue premium versus the industry in many of our key markets - particularly in New York, Fort Lauderdale and the Caribbean & Latin America,” said Robin Hayes, JetBlue’s President. “Looking ahead to the first quarter, the revenue environment is strong.”
Operating expenses for the quarter increased 8.7%, or $100 million, over the prior year period. Interest expense for the quarter declined 8.4%, or $5 million as a result of JetBlue’s debt reduction strategy. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter increased 0.4% year over year to 11.70 cents. Excluding fuel and profit sharing, CASM increased 0.6% to 7.30 cents.
Over the course of 2013, JetBlue improved its return on invested capital (ROIC) to 5.3%. “We remain committed to improving ROIC by one percentage point per year on average,” said Mark Powers, JetBlue’s Chief Financial Officer. “We recognize that while we have more work to do to improve returns, we believe we have a plan in place to achieve these goals in 2014.”

Fuel Expense and Hedging
JetBlue continued to hedge fuel to manage price volatility. Specifically, during the fourth quarter JetBlue hedged approximately 28% of its fuel consumption and managed approximately 12% of its fuel consumption using fixed forward price agreements (FFPs). This resulted in a realized fuel price of $3.10 per gallon, a 3.1% decrease over fourth quarter 2012 realized fuel price of $3.20. JetBlue recorded $3 million in losses on fuel hedges that settled during the fourth quarter.
JetBlue has managed approximately 24% of its first quarter projected fuel requirements using a combination of FFPs, jet fuel swaps and caps. Based on the fuel curve as of January 23rd, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.13 in the first quarter.

Liquidity and Cash Flow
JetBlue ended the year with approximately $627 million in unrestricted cash and short term investments. In addition, JetBlue maintains $550 million in undrawn lines of credit. For the full year 2013, JetBlue generated $758 million of operating cash flow and had capital expenditures of $637 million, including $453 million of aircraft investments. As a result, JetBlue generated $121 million in free cash flow in 2013.
During 2013, JetBlue repaid $510 million in debt and capital lease obligations, including approximately $248 million in the fourth quarter. In addition, JetBlue prepaid approximately $94 million of aircraft related debt in December. JetBlue recorded a $3 million loss in non-operating income during the quarter in connection with this prepayment. JetBlue expects this transaction will generate $25 million in interest expense savings over the next six years. JetBlue plans to repay approximately $470 million in debt and capital lease obligations in 2014, including approximately $235 million in the first quarter.
JetBlue has increased its pool of unencumbered aircraft from one to 23 and decreased its total debt balance by approximately $550 million since 2011, thereby decreasing the financial risk in the business. “We remain focused on continuing to strengthen our balance sheet as we expect to continue to generate free cash flow and purchase aircraft with cash in 2014,” said Mr. Powers.

First Quarter and Full Year Outlook
JetBlue expects first quarter results to be adversely impacted by severe weather in the Northeast during the beginning of January, which resulted in the cancellation of approximately 1,800 flights. The severe weather reduced JetBlue's total revenue by an estimated $45 million and reduced operating income for the first quarter by approximately $30 million.
For the first quarter of 2014, CASM is expected to be increase between 0.0% and 2.0% versus the year-ago period. Excluding fuel and profit sharing, CASM in the first quarter is expected to increase between 3.0% and 5.0% year over year.
CASM for the full year is expected to increase between 1.0% and 3.0% over full year 2013. Excluding fuel and profit sharing, CASM in 2014 is expected to increase between 3.0% and 5.0% year over year.
Capacity is expected to increase between 2.5% and 4.5% in the first quarter. For the full year, capacity is expected to increase between 5.0% and 7.0%.
JetBlue will conduct a conference call to discuss its quarterly earnings today, January 29, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
As New York's Hometown AirlineTM and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan, JetBlue carries approximately 30 million customers a year to 82 cities in the US, Caribbean and Latin America with an average of 800 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. Upcoming destinations include Detroit, Mich. and Savannah, Ga. as well as Port of Spain, Trinidad and Tobago, subject to receipt of government operating authority. For more information please visit JetBlue.com.
Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
Regulation G Reconciliations
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) and return on invested capital (ROIC) are non-GAAP financial measures that we use as measures of our performance.

CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.
ROIC is a non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations' use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric that we believe provides meaningful information as to how well we generate cash flow relative to the capital invested in our business.
We believe these non-GAAP measures provide a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.
See “Non GAAP Financial Measures” appearing in the tables following this press release for reconciliation of these non-GAAP measures to their nearest comparable GAAP measure.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013	2012	Percent Change		2013	2012	Percent Change
OPERATING REVENUES
Passenger	$1,242	$1,089	14.0		$4,971	$4,550	9.3
Other	123	105	18.0		470	432	8.8
Total operating revenues	1,365	1,194	14.4		5,441	4,982	9.2
OPERATING EXPENSES
Aircraft fuel and related taxes	466	442	5.3		1,899	1,806	5.1
Salaries, wages and benefits	293	262	11.9		1,135	1,044	8.7
Landing fees and other rents	74	66	11.8		305	277	10.1
Depreciation and amortization	78	68	13.7		290	258	12.5
Aircraft rent	31	32	0.3		128	130	(1.5)
Sales and marketing	60	52	14.3		223	204	9.2
Maintenance materials and repairs	98	80	23.3		432	338	28.0
Other operating expenses	150	148	1.4		601	549	9.5
Total operating expenses	1,250	1,150	8.7		5,013	4,606	8.8
OPERATING INCOME	115	44	164.6		428	376	14.0
Operating margin	8.4%	3.7%	4.7	pts	7.9%	7.5%	0.4	pts
OTHER INCOME (EXPENSE)
Interest expense	(38)	(43)	(8.4)		(161)	(176)	(7.9)
Capitalized interest	2	2	37.2		13	8	80.7
Interest income and other	(2)	(2)	(4.2)		(1)	1	(252.5)
Total other income (expense)	(38)	(43)	(10.3)		(149)	(167)	(10.6)
INCOME BEFORE INCOME TAXES	77	1			279	209
Pre-tax margin	5.7%	0.1%	5.6	pts	5.1%	4.2%	0.9	pts
Income tax expense	30	—			111	81
NET INCOME	$47	$1			$168	$128
EARNINGS PER COMMON SHARE:
Basic	$0.16	$—			$0.59	$0.45
Diluted	$0.14	$—			$0.52	$0.40
Weighted average shares outstanding (thousands):
Basic	289,607	282,677			282,755	282,317
Diluted	344,925	284,521			343,425	344,129

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013	2012	Percent Change		2013	2012	Percent Change

Revenue passengers (thousands)	7,351	7,018	4.7		30,463	28,956	5.2
Revenue passenger miles (millions)	8,654	8,083	7.1		35,836	33,563	6.8
Available seat miles (ASMs) (millions)	10,691	9,874	8.3		42,824	40,075	6.9
Load factor	80.9%	81.9%	(1.0)	pts	83.7%	83.8%	(0.1)	pts
Aircraft utilization (hours per day)	11.5	11.3	1.8		11.9	11.8	1.3

Average fare	$168.94	$155.17	8.9		$163.19	$157.11	3.9
Yield per passenger mile (cents)	14.35	13.47	6.5		13.87	13.55	2.4
Passenger revenue per ASM (cents)	11.62	11.03	5.3		11.61	11.35	2.3
Operating revenue per ASM (cents)	12.77	12.09	5.6		12.71	12.43	2.2
Operating expense per ASM (cents)	11.70	11.65	0.4		11.71	11.49	1.9
Operating expense per ASM, excluding fuel (cents)	7.34	7.17	2.3		7.28	6.99	4.2
Operating expense per ASM, excluding fuel & profit sharing (cents) (a)	7.30	7.26	0.6		7.25	6.98	3.8
Airline operating expense per ASM (cents) (b)	11.52	11.47	0.4		11.56	11.34	1.9

Departures	70,432	65,062	8.3		282,133	264,600	6.6
Average stage length (miles)	1,095	1,089	0.6		1,090	1,085	0.5
Average number of operating aircraft during period	189.9	177.8	6.8		185.2	173.9	6.5
Average fuel cost per gallon	$3.10	$3.20	(3.1)		$3.14	$3.21	(2.1)
Fuel gallons consumed (millions)	150	138	8.7		604	563	7.2
Full-time equivalent employees at period end (b)					12,647	12,070	4.8

(a)	Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.
(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$225	$182
Total investment securities	516	685
Total assets	7,350	7,070
Total debt	2,585	2,851
Stockholders’ equity	2,134	1,888

SOURCE: JetBlue Airways Corporation

	NON-GAAP FINANCIAL MEASURE (a)

	RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

	(dollars in millions, per ASM data in cents)
	(unaudited)

		Three Months Ended				Twelve Months Ended
		December 31,				December 31,
		2013		2012		2013		2012
		$	per ASM	$	per ASM	$	per ASM	$	per ASM

	Total operating expenses	$1,250	11.70	$1,150	11.65	$5,013	11.71	$4,606	11.49
	Less: Aircraft fuel and related taxes	466	4.36	442	4.48	1,899	4.43	1,806	4.50
	Operating expenses, excluding fuel	784	7.34	708	7.17	3,114	7.28	2,800	6.99
	Less: Profit sharing	5	0.04	(8)	(0.09)	12	0.03	3	0.01
	Operating expense, excluding fuel & profit sharing	$779	7.30	$716	7.26	$3,102	7.25	$2,797	6.98

(a)	Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.

NON-GAAP FINANCIAL MEASURE (a)

Reconciliation of Return on Invested Capital (Non-GAAP)

(dollars in millions)
(unaudited)
	Twelve Months Ended
	December 31,
	2013	2012
Numerator
Operating Income	$ 428	$ 376
Add: Interest income and other	(1)	1
Add: Interest component of capitalized aircraft rent (b)	67	68
Subtotal	494	445
Less: Income tax expense impact	194	172
Operating Income After Tax, Adjusted	300	273

Denominator
Average Stockholders' equity	$ 2,011	$ 1,822
Average total debt	2,718	2,994
Capitalized aircraft rent (b)	899	913
Invested Capital	5,628	5,729

Return on Invested Capital	5.3%	4.8%

(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.

(b) Capitalized Aircraft Rent
Aircraft rent, as reported	128	130
Capitalized aircraft rent (7 * Aircraft rent)	899	913
Interest component of capitalized aircraft rent (Imputed interest at 7.5%)	67	68